Exhibit 99.3

ANNUAL CERTIFICATE

Pursuant to Section 3.02 of the Servicing Agreement dated as of June 26, 2003, among Mid-State Trust XI, as Issuer, Mid-State Homes, Inc., as Servicer and Wachovia Bank N.A., as Trustee, the undersigned hereby certify that:

(1)	each of us has read and is familiar with the conditions and covenants contained in the Servicing Agreement;

(2)	the statement or opinions herein contained are based upon examinations or investigations of the affairs and operations of the Servicer during the period beginning January 1, 2003 and ending December 31, 2003, made under the supervision of the undersigned in the discharge of their duties as officers of the Servicer;

(2)	in our opinion, such examinations and investigations are sufficient to express an informed opinion as set forth in (4) below;

(4)	to the best of our knowledge the Servicer has kept, observed, performed and fulfilled each and every obligation contained in said Servicing Agreement and no Default by the Servicer has occurred and is continuing.

MID-STATE HOMES, INC.

By:	/s/ J. H. Kelly

J. H. Kelly, Senior Vice President

By:	/s/ K. A. Perez

K. A. Perez, Senior Vice President

Dated: February 27, 2004